UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2017

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information disclosed in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2017, Kraig McEwen was appointed to the board of directors (the “Board”) of Connecture, Inc. (the “Company”).  Mr. McEwen will serve as a Class I director, which class will stand for reelection at the Company’s 2018 annual meeting of shareholders. It is not anticipated that Mr. McEwen will be a member of any committee of the Board.  As a non-management member of the Board, Mr. McEwen will receive an annual cash fee of $44,000 and restricted stock units (“RSUs”) valued at $66,000 in accordance with the Company’s standard director compensation policy. The number of shares underlying the RSUs will be determined by dividing $66,000 by the closing price of the Company’s common stock on the date of grant, which will be the date of the Company’s annual meeting of stockholders. The RSUs will vest quarterly over a one-year period beginning on the first day of the first quarter following the date of grant, subject in each case to continuous service as a member of the Board as of the vesting date.

Mr. McEwen was designated for election to the Board by Francisco Partners (as defined below), the Company’s majority stockholder, in accordance with the terms of the Investor Rights Agreement, dated March 10, 2017, among the Company, Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P. (collectively, “Francisco Partners”); and Chrysalis Ventures II, L.P (the “Investor Rights Agreement”).  Pursuant to the terms of the Investor Rights Agreement, Mr. McEwen was elected to the Board by the Investor Committee of the Board and filled the vacant seat created by the Board in connection with the closing of the Company’s sale of Series B Convertible Preferred Stock.

In addition to serving as a member of the Board, Mr. McEwen will also provide consulting services to senior management of the Company as requested by the Board pursuant to an Independent Contractor Consulting Agreement (the “Consulting Agreement”), effective as of May 10, 2017, between Mr. McEwen and the Company.  Under the terms of the Consulting Agreement, Mr. McEwen will provide services to the Company for a one-year period, which term may be extended in a writing signed by both Mr. McEwen and the Company. Either Mr. McEwen or the Company may terminate the Consulting Agreement with 30 days’ notice, provided that if Mr. McEwen ceases to serve as a director of the Company, the Company may terminate the Consulting Agreement without notice.

In exchange for performing services under the Consulting Agreement, Mr. McEwen will receive, on or about the date of the Company’s 2017 annual stockholders’ meeting, a number of RSUs for shares of the Company’s common stock in an amount equal to $110,000 divided by the closing price of a share of the Company’s common stock on May 10, 2017, the effective date of the Consulting Agreement, which closing price was $0.82. The RSUs will vest quarterly over a one-year period beginning on the first day of the first quarter following the date of grant, subject in each case to continuous service pursuant to the Consulting Agreement as of each vesting date.  The RSUs are in addition to, and separate from, Mr. McEwen’s compensation for his service as a director and constitute the sole consideration payable to Mr. McEwen for his services pursuant to the Consulting Agreement during its initial term.

The Consulting Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Consulting Agreement contained in this report is a summary and is qualified in its entirety by reference to the terms of the Consulting Agreement.  Other than the Consulting Agreement, there are no related-party transactions (as defined in Item 404(a) of Regulation S-K) between Mr. McEwen and the Company.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Independent Contractor Consulting Agreement between the Company and Kraig J. McEwen, dated May 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: May 12, 2017	/s/ Vincent E. Estrada
Vincent E. Estrada Chief Financial Officer